EXHIBIT 10.15

Description of Arrangement for Directors Fees

The table below sets forth the amount of fees payable to outside directors of Webster Financial Corporation for their services as Directors, effective April 2015.

Event	Amount
Annual Retainer	$32,000
Board Meeting Attended	$1,200
Telephonic Board Meeting	$600
Committee Meeting Attended	$1,200
Telephonic Committee Meeting	$600
Annual Retainer for Lead Director	$22,500
Annual Retainer for the Chair of the Audit Committee	$15,000
Annual Retainer for the Chair of the Compensation Committee	$10,000
Annual Retainer for the Chair of the Nominating & Corporate Governance Committee	$7,500
Annual Retainer for the Chair of the Compensation Committee	$10,000